UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
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Date of report (Date of earliest event reported): November 7, 2018

EMPLOYERS HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)
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NEVADA	001-33245	04-3850065
(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation)	File Number)	Identification No.)

10375 Professional Circle
Reno, Nevada		89521
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number including area code: (888) 682-6671

No change since last report
(Former Name or Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5 – Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company is a party to employment agreements (the “Existing Employment Agreements”) with, among others, Douglas D. Dirks, the Company’s President and Chief Executive Officer, and Michael S. Paquette, the Company’s Executive Vice President and Chief Financial Officer (each, an “Executive” and collectively, the “Executives”). Mr. Dirks’ employment agreement became effective as of May 10, 2012, and Mr. Paquette’s employment agreement became effective as of January 1, 2017, and was subsequently amended effective January 1, 2018. The Existing Employment Agreements provide that the agreements’ respective terms would automatically expire on December 31, 2018, unless the Company gave written notice to the applicable Executive of its intent to renew the agreement for an additional two-year term, no later than six months prior to the expiration of the Existing Employment Agreement's current term. On May 24, 2018, the Committee agreed to have each of the Executives notified, in writing, that the Company would be renewing their respect Existing Employment Agreements for an additional term (expiring on December 31, 2020) and the Executives were so notified. The renewed employment agreements would be subject to such amendments to which the applicable parties agree.

To this end, on November 7, 2018, the Existing Employment Agreements were amended and restated, effective as of January 1, 2019. These Amended and Restated Employment Agreements are substantially similar to the Existing Employment Agreements, except that:

(1)for both agreements, certain restrictive covenants were amended to comply with recently enacted legislation and federal agency requirements relating to employees’ whistleblower rights and related issues, and with recent changes in Nevada law regarding the scope of the noncompetition provisions;

(2)Mr. Dirks’ employment agreement was amended to extend the initial term from a two-year period to a three-year period (with his agreement expiring on December 31, 2021, unless renewed), and similarly to extend the renewal period from two to three years; and

(3) Mr. Paquette’s employment agreement was amended to extend the relocation benefits relating to the sale of his home until December 31, 2020, including revising the related gross-up payments so that the gross-up is capped at $100,000, and to conform his agreement to the agreement generally provided to the other Executive Vice Presidents. Specifically, his non-change in control related severance was increased from one times to two times his base salary, with the continuation of medical coverage increasing to an 18-month period, from a 12-month period, the noncompetition restrictive covenant was increased to 18 months following Mr. Paquette’s termination of employment from a 12-month period, and his change in control-related severance was revised so that the annual bonus component would take into account bonuses paid to him in 2018 and, if applicable, 2019. As stated above, unless renewed, his employment agreement would expire on December 31, 2020.

The Existing Employment Agreements were also updated to reflect the Executives’ current base salaries and annual bonus percentages.

A copy of each of the Amended and Restated Employment Agreements is attached as an exhibit hereto and incorporated by reference herein.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 8, 2018, the Company announced that the retirement date for Lenard Ormsby, EVP, Chief Legal Officer and General Counsel will be January 2, 2019. The Company also announced that Lori Brown, SVP, Deputy General Counsel has been promoted to EVP, Chief Legal Officer and General Counsel and will replace Mr. Ormsby upon his retirement. Ms. Brown has practiced law for over 25 years, joined the Company in January 2006 and has served as Deputy General Counsel since that time. Prior to joining the Company, Ms. Brown was Senior Legal Counsel of DHL Worldwide from May 1996 to April 2005. She holds a Bachelor’s degree from UC Riverside and a J.D. degree from the University of San Francisco.

Section 9 – Financial Statements and Exhibits
Item 9.01.    Financial Statements and Exhibits.

10.1	Amended and Restated Employment Agreement by and between Employers Holdings, Inc. and Douglas D. Dirks, dated November 7, 2018, and effective as of January 1, 2019.

10.2	Amended and Restated Employment Agreement by and between Employers Holdings, Inc. and Michael S. Paquette, dated November 7, 2018, and effective as of January 1, 2019.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPLOYERS HOLDINGS, INC.
Dated:	November 8, 2018	/s/ Lenard T. Ormsby
Lenard T. Ormsby
Executive Vice President,
Chief Legal Officer and General Counsel

Exhibit Index

Exhibit No.	Exhibit
10.1	Amended and Restated Employment Agreement by and between Employers Holdings, Inc. and Douglas D. Dirks, dated November 7, 2018, and effective as of January 1, 2019.
10.2	Amended and Restated Employment Agreement by and between Employers Holdings, Inc. and Michael S. Paquette, dated November 7, 2018, and effective as of January 1, 2019.